Exhibit 21

List of Subsidiaries

Subsidiary	Jurisdiction of Organization
LifeCare Hospitals of Milwaukee, Inc.	DE

LifeCare Hospitals of Northern Nevada, Inc.	DE

LifeCare Hospitals of South Texas, Inc.	DE

NextCARE Specialty Hospital of Denver, Inc.	DE

CareRehab Services, LLC	DE

LifeCare Hospitals, Inc.	LA

LifeCare Hospitals of North Carolina, LLC	LA

LifeCare Hospitals of New Orleans, LLC	LA

LifeCare Management Services, LLC	LA

Crescent City Hospitals, LLC	LA

NextCARE Hospitals/Muskegon, Inc.	MI

LifeCare Hospitals of Chester County, Inc.	NV

LifeCare Holding Company of Texas, LLC	NV

LifeCare Hospitals of Dayton, Inc.	NV

LifeCare Hospitals of Pittsburgh, Inc.	NV

LifeCare Investments, LLC	NV

LifeCare Hospitals of Fort Worth, LP	TX

LifeCare Hospitals of North Texas, LP	TX

San Antonio Specialty Hospital, Ltd.	TX